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                                                                   EXHIBIT 10.35

                    FIRST AMENDMENT TO EMPLOYMENT AGREEMENT


         This first amendment (the "Amendment") to the employment agreement dated as of October 1, 1996 (the "Agreement") among StaffMark, Inc. ("StaffMark"), HRA, Inc., a wholly-owned subsidiary of StaffMark and W. David Bartholomew ("Employee"), is made and entered as of September 17, 1999 by and between StaffMark and Employee.

         WHEREAS, the terms of Employee's overall executive compensation package and the terms of this Amendment have been the subject of deliberation by the Compensation Committee of the Board of Directors of StaffMark (the "Compensation Committee") at meetings held on March 11, 1999, May 7, 1999, June 17, 1999, August 2, 1999, August 12, 1999, September 15, 1999 and September 17, 1999; and

         WHEREAS, the Compensation Committee has been delegated authority, by the Board of Directors of StaffMark at its meeting on August 12, 1999, to determine the terms of, and approve, the Amendment;

         WHEREAS, StaffMark believes that its interests would best be served by securing Employee's continued employment; and

         WHEREAS, StaffMark believes that, to achieve this goal, it is necessary to extend the term of the Agreement, to revise the Agreement to reflect certain modifications to the terms of the Employee's employment, to provide severance benefits in additional specified circumstances, and to provide certain benefits in the event of a change in control of StaffMark; and

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         WHEREAS, the Compensation Committee has determined that the Amendment is in the best interests of StaffMark and has approved the Amendment on September 17, 1999.

         NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements contained herein, the parties hereto agree as follows:

         1. Section 1 of the Agreement is amended by deleting "September 30, 2001" in the second line thereof and replacing it with "April 1, 2002."

         2. Effective January 1, 1999, the second sentence of Section 1 of the Agreement is deleted and replaced with the following provision:

                  "During the term of this Agreement, the calendar year shall be referred to herein as a "Compensation Year.""

         3. Section 2(a) of the Agreement is amended by deleting (i) ", the Board of Directors of the Company" in the fourth and fifth lines thereof and
(ii) "the Board of Directors or" in the fifth and sixth lines thereof.

         4. Section 3 of the Agreement is amended by deleting "$125,000 per annum through the expiration of the term of the Agreement," and is replacing it with "$145,000 per year through September 30, 1999, and thereafter throughout the term of this Agreement, $225,000 per year, in each case."

         5. Section 5(b) of the Agreement is amended by inserting "Except as provided in Section 6 hereof" (as renumbered) at the beginning of the initial clause thereof.

         6. Section 5(b)(i) of the Agreement is amended by adding "(excluding circumstances involving Good Reason, as defined below)" immediately following the word "Employee" in the second line thereof.

         7. Section 5(b)(iii) of the Agreement is amended


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                  (a)  by inserting "or by Employee for Good Reason (as defined below)," immediately following the comma in the second line thereof, and

                  (b) by deleting the words "continue to" on the third line thereof and inserting after the word "pay" on the third line thereof the phrase ", in such amount as is determined by reference to clauses (A) and (B) below and on such payment terms set forth in the last sentence of this paragraph
                  (iii)," and by deleting the word "to" on the fifth line thereof, and

                  (c) by inserting "the lesser of two (2) years or" at the beginning of clause 5(b)(iii)(B), and

                  (d)  by adding the following provision to the end thereof:

                       ""Good Reason" shall mean any of the following circumstances unless remedied by StaffMark within thirty
                       (30) days after receipt of written notification by Employee that such circumstances exist or have occurred:
                       (A) assignment to Employee of any duties inconsistent with Employee's position, authority, duties or responsibilities as contemplated by paragraph 2 of the Agreement, or any other action by StaffMark that results in diminution of such position, authority, duties or responsibilities; or (B) any material failure by StaffMark to comply with any of the material provisions of the Agreement. The continuation of health insurance benefits referenced above in this Section 5(b)(iii) shall extend to (i) Employee and his eligible dependants under the terms of the applicable StaffMark sponsored health care plan by which he was covered at the time of such termination of employment, as such plan may be in effect or may be modified from time to time, in consideration for Employee's payment of such premiums as may be required to be paid by active employees of StaffMark from time to time ("Required Premium Payments") or (ii) if such StaffMark sponsored health care plan does not by its terms allow Employee's participation or continued


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                       participation, StaffMark shall obtain (in return for
                       Required Premium Payments) insurance coverage on behalf of Employee and/or Employee's eligible dependents that provides all benefits otherwise provided under such StaffMark sponsored health care plan or, at StaffMark's election (in return for Required Premium Payments) shall provide such benefits from its own assets (collectively, "Continued Health Care Coverage"). The payment of Employee's base salary amount under the circumstances set forth in the first sentence of this paragraph shall be made in two equal payments (equal to one-half of such aggregate amount) on each of the effective date of termination and ninety days after the effective date of termination."

         8. The following new Section 6 is inserted immediately following
Section 5 of the Agreement, and subsequent Sections of the Agreement and all references thereto are renumbered accordingly:

                       "6.  CHANGE IN CONTROL

                            (a) If Employee's employment with StaffMark is terminated within two years following a Change in Control either by StaffMark for any reason or no reason or by the Employee for Good Reason only, StaffMark shall pay Employee a lump sum in the amount of two (2) times Employee's base salary then in effect and his bonus for the year in which the termination of his employment occurs, such lump sum payment shall be due on the effective date of the termination of Employee's employment. In addition, in the case of any such termination, Employee shall be permitted to receive Continued Health Care Coverage for the period described in clause 5(b)(iii)(B).

                            (b) A "Change in Control" shall be deemed to have occurred if: (i) any person, other than StaffMark or an employee benefit plan of StaffMark, acquires directly or indirectly the "beneficial ownership" (as defined in


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                            Section 13(d) of the Securities Exchange Act of
                            1934, as amended, "Beneficial Ownership") of any voting security of StaffMark and immediately after such acquisition such person is, directly or indirectly, the Beneficial Owner of voting securities representing 50% or more of the total voting power of all of the then-outstanding StaffMark voting securities of StaffMark; (ii) the individuals (A) who, as of the effective date of StaffMark's registration statement with respect to its initial public offering, constitute the Board of Directors of StaffMark (the "Original Directors") or (B) who thereafter are elected to the Board of Directors of StaffMark and whose election, or nomination for election to the Board of Directors of StaffMark was approved by vote of at least two-thirds (2/3) of the Original Directors then still in office (such directors becoming "Additional Original Directors" immediately following their election) or (C) who are elected to the Board of Directors of StaffMark and whose election, or nomination for election, to the Board of Directors of StaffMark was approved by a vote of at least two-thirds (2/3) of the Original Directors and Additional Original Directors then still in office (such directors also becoming Additional Original Directors immediately following their election), cease for any reason to constitute a majority of the members of the Board of Directors of StaffMark; (iii) the stockholders of StaffMark shall approve a merger or merger agreement involving StaffMark, a consolidation transaction involving StaffMark, a recapitalization or reorganization of StaffMark, a reverse stock split of outstanding StaffMark voting securities,


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                            or the consummation of any such transaction if
                            stockholder approval is not sought nor obtained, provided, however, that the foregoing referenced transactions or events in this clause (iii) shall not constitute a "Change of Control" if such transaction or event would result in at least 75% of the total voting power represented by outstanding securities of the surviving or resulting entity (immediately after such transaction or event after giving effect to the consideration issued or transferred in such transaction or event on an as-converted or fully-diluted basis) being Beneficially Owned by at least 75% of the holders of outstanding voting securities of StaffMark immediately prior to the transaction, with the voting power of each such continuing holder relative to other such continuing holders not altered in the transaction in any material way; or (iv) the stockholders of StaffMark shall approve a plan of complete liquidation of StaffMark or an agreement for the sale or disposition by StaffMark of all or a substantial portion of StaffMark's assets (i.e., 50% or more of the total assets of StaffMark).

                            (c) (i) Anything in this Agreement to the contrary notwithstanding, in the event that it shall be determined that any payment or distribution by StaffMark to or for the benefit of Employee, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise (a "Payment"), would constitute an "excess parachute payment" within the meaning of section 280G of the Internal Revenue Code of 1986, as amended (the "Code"), the aggregate present value of amounts payable or distributable to or for the benefit of the Employee pursuant to this Agreement (such payments or distributions pursuant to this Agreement are hereinafter referred to as "Agreement Payments") shall be reduced (but not below zero) to the Reduced Amount. The "Reduced Amount" shall be an amount expressed in present value which maximizes the aggregate


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                            present value of Agreement Payments without causing
                            any Payment to be subject to the taxation under
                            section 4999 of the Code. For purposes of this
                            Section 6, present value shall be determined in accordance with section 280G(d)(4) of the Code.

                                    (ii) All determinations to be made under
                            this Section 6 shall be made by StaffMark's independent public accountant immediately prior to the Change of Control (the "Accounting Firm"), which firm shall provide its determinations and any supporting calculations both to StaffMark and Employee within 10 days of the effective date of the termination of Employee's employment. Any such determination by the Accounting Firm shall be binding upon StaffMark and Employee.

                                    (iii) As a result of the uncertainty
                            in the application of section 280G of the Code at the time of the initial determination by the Accounting Firm hereunder, it is possible that Agreement Payments, as the case may be, will have been made by StaffMark which should not have been made ("Overpayment") or that additional Agreement Payments which have not been made by StaffMark could have been made ("Underpayment"), in each case, consistent with the calculations required to be made hereunder. Within two years after the effective date of the termination of Employee's employment, the Accounting Firm shall review the determination made by it pursuant to paragraph (i), above. In the event that the Accounting Firm determines that an Overpayment has been made, any such Overpayment shall be treated for all purposes as a loan to Employee which Employee shall repay to StaffMark together with interest at the applicable Federal rate provided for in section 7872(f)(2) of the Code (the "Federal Rate"); provided, however, that no amount shall be payable by Employee to StaffMark if and to the extent such payment would not reduce the amount which is subject to taxation under section 4999 of the Code. In the event that the Accounting Firm determines that an Underpayment has occurred, any such Underpayment shall be promptly paid by StaffMark to or for the benefit of Employee together with interest at the Federal Rate.

                                    (iv) All of the fees and expenses of the
                            Accounting Firm in performing the determinations referred to in paragraphs (ii) and (iii) above shall be borne solely by StaffMark. StaffMark agrees to indemnify and hold harmless the Accounting Firm of and from any and all claims, damages and expenses resulting from or relating to its determinations pursuant to paragraphs (ii) and
                            (iii) above,


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                            except for claims, damages or expenses resulting
                            from the negligence or misconduct of the Accounting Firm."

         8. The provisions of Section 10 (formerly Section 9) of the Agreement shall be effective as of the date hereof.

         9. Except as otherwise set forth herein, the Agreement shall remain in full force and effect in accordance with its terms from and after the date hereof. All references to the Agreement from and after the date hereof shall be deemed to include the Agreement as amended by the terms hereof.

         IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed as of the day and year first above written.

EMPLOYEE:                              STAFFMARK, INC.:
         /s/ W. DAVID BARTHOLOMEW
         ---------------------------
         W. David Bartholomew          By: /s/ CLETE T. BREWER
                                           ------------------------------

WITNESS: /s/ KATHY S. McNEELEY         Title:  Chief Executive Officer
         ---------------------------          ---------------------------


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